Exhibit 10.23
                                BOARD RESOLUTION
                                AUGUST 19, 1999

Amendment to the Law Companies Group, Inc. 1990 Stock option Plan

Resolved:

WHEREAS Section 7.5(a) of the Law Companies Group, Inc. 1990 Stock Option Plan (the "Plan") provides that the Committee charged with the administration of the Plan shall have discretion to determine the schedule by which the grant of an option under the Plan shall vest and become exercisable; and

WHEREAS, Section 7.5(b) of the Plan provides that a percentage of the shares of stock subject to options granted under the Plan shall become vested and exercisable "On each Valuation Date following the date that an Option is granted," and "Valuation Dates" under the Plan occur each December 31st; and

WHEREAS, notwithstanding that Section 7.5(a) of the Plan clearly grants complete discretion to the Committee as to the vesting schedule of any option granted under the Plan, Section 7.5(b) could be interpreted to conflict with such provision, is unclear as to its meaning and intent, and thereby could cause ambiguity within the Plan document and difficulty in its interpretation; and

WHEREAS, Article IV of the Plan allows the Committee to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan, and pursuant to such authority the Committee has consistently interpreted subsections (a) and (b) of Section 7.5 of the Plan together allow the Committee complete discretion with respect to the vesting of options granted under the Plan; and

WHEREAS, the Board agrees with the interpretation of the Plan by the Committee with respect to the interpretation of Sections 7.5(a) and (b), and wishes to ratify and effectuate such interpretation and clarify any potential ambiguity under Sections 7.5(a) and (b) of the Plan by an amendment to the Plan; and

WHEREAS, Article X of the plan allows the Board to amend and modify the Plan at any time subject to certain restrictions not relevant to the considerations here present;

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby amend the Plan (I) by deleting subsection (b) of Section 7.5, (ii) striking the phrase "Notwithstanding Sections 7.5(a) and 7.5(b)," and inserting in lieu thereof "Notwithstanding Section 7.5(a)," and (ii) relettering subsection (c) of Section
7.5 as subsection (b) of Section 7.5, all effective retroactively as of November 8, 1990; and

BE IT FURTHER RESOLVED, that the Board does hereby ratify and confirm the administration and interpretation of the Plan by the Committee consistent with the preceding resolution to November 8, 1990, the original effective date of the Plan; and

BE IT FURTHER RESOLVED, that such amendment to the Plan shall not be submitted for approval by the shareholders of the Company because (I) shareholder approval is not required under Article X of the Plan, (ii) the Plan has consistently been interpreted in accordance with such amendment to the Plan; and

BE IT FURTHER RESOLVED, that appropriate officers of the Company are authorized to take all further actions appropriate and/or necessary to effectuate the foregoing resolutions.


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